Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 5, 2021, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of GWG Holdings, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of GWG Holdings, Inc. on Forms S-1 (File Nos. 333-237458 and 333-237458-01) and Form S-8 (File No. 333-226974).

/s/ GRANT THORNTON LLP

Dallas, Texas
November 5, 2021